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                                  EXHIBIT 2.1
              FIRST AMENDMENT TO THE SAFETY FUND MERGER AGREEMENT
                          The Safety Fund Corporation
                                470 Main Street
                         Fitchburg, Massachusetts 01420

March 28, 1996

CFX Corporation
102 Main Street
Keene, New Hampshire 03431

Attention:  Mark A. Gavin
          Chief Financial Officer

    Re: Amendment to Agreement and Plan of Merger

Ladies and Gentlemen:

    Reference is made to that certain Agreement and Plan of Merger dated as of January 5, 1996 (the "Agreement"), by and between CFX Corporation, a New Hampshire corporation, and The Safety Fund Corporation, a Massachusetts
corporation. Capitalized terms used but not defined herein shall have the meanings defined in the Agreement.

    We have discussed the need to amend the Agreement so as to eliminate provisions for "Additional Merger Consideration", as provided in Section 2.6 of the Agreement. We propose the following:

    1. DELETION AND RENUMBERING. Section 2.6 of the Agreement is deleted in its entirety, and Sections 2.7 through 2.12, respectively, are hereby renumbered as Sections 2.6 through 2.11. All cross references to Section 2.6 are hereby deleted, and all cross references to former Sections 2.7 through 2.12 shall be appropriately renumbered.

    2. AMENDMENT TO SECTION 3.3. Section 3.3 of the Agreement is amended by deleting the words "two-thirds" in the fourth sentence thereof and replacing them with the words "a majority."

    3. SCHEDULE A. Attached hereto for the convenience of the parties as Schedule A are the pages of the Agreement affected by this Amendment Agreement, with the changes marked. Deletions appear as struck-through text surrounded by
[   ], and additions appear as double underlined text.

    4. NO OTHER AMENDMENTS. Except as specifically amended hereby, the Agreement shall remain in full force and effect.

    5. COUNTERPARTS. This Amendment Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    We would appreciate your indicating your concurrence that the foregoing represents our mutual agreement by countersigning below and returning a copy of this Amendment Agreement to the undersigned.

                                          THE SAFETY FUND CORPORATION

                                          By: ____/s/_Christopher W. Bramley____
                                                   Christopher W. Bramley
                                                          PRESIDENT

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                                          By: ____/s/_Martin F. Connors, Jr.____
                                                  Martin F. Connors, Jr.
                                                          TREASURER
Accepted and agreed to:

CFX CORPORATION

By: ________/s/_Peter J. Baxter_______
             Peter J. Baxter
      PRESIDENT AND CHIEF EXECUTIVE
               OFFICER

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